Master Services Agreement

Between

Mobile Messenger Inc

and

New Motion Inc

This Master SMS Services Agreement is made the 19th day of April 2005, between :

(1)	Mobile Messenger Pty Ltd. , a company incorporated in Sydney, whose principal place of business is Level 1 / 225 Miller Street North Sydney NSW ("Mobile Messenger"), and

(2)	New Motion Inc, a company Incorporated in California, whose is principal place of business is 10 Corporate Park #315, Irvine, ca. 92602 ("Customer").

BACKGROUND:

A.	Mobile Messenger is a provider of mobile messaging services.

B.
Customer wishes to obtain, and Mobile Messenger is willing to provide, such services on the basis of and subject to the Terms and Conditions of this Master Services Agreement and of Addenda entered into under it.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1	Definitions and Interpretation

1.1	The following Definitions shall apply to these Terms and Conditions:

1.1.1	"Addendum" means an Addendum which invokes, and is properly executed by the parties under these Terms and Conditions;

1.1.2
"Allocated Number" means any specific telephone or text number or code (such as a short code) to be entered by End-users, allocated to the Customer for the Services, either dedicated to the Customer or to be shared with one or more other customers;

1.1.3
"Commencement Date" means the earlier of the date when (a) complete provisioning details are provided by Mobile Messenger to Customer in respect of the Services, and (b) the relevant Services commence to be provided;

1.1.4	"Customer Rights" means all Intellectual Property Rights owned by Customer in relation to Customer Content;

1.1.5	"Customer Content" means any information provided by or on behalf of the Customer for transmission by Mobile Messenger as part of the Services;

1.1.6
"Customer Data" means any personal data (a) comprised in or relating to any message, (b) which is provided by the Customer or any of its direct or indirect customers, or (c) in respect of MO, from any End-user;

1.1.7	"End-user" means any user of the relevant Network Operator's mobile network;

1.1.8
"Intellectual Property Rights" means all copyright (Including but not limited to rights in computer software), patents, trademarks, trade names, trade secrets, registered and unregistered design rights, database rights and topography rights, all rights to bring an action for passing off, any other similar form of intellectual property or proprietary rights, statutory or otherwise, whether registrable or not and shall Include applications for any of them, all rights to apply for protection in respect of any of the above rights and all other forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

1.1.9	"Mobile Messenger Data" means data, excluding Customer Data, which is provided or generated in the course of Mobile Messenger's provision of the Services;

1.1.10
"Mobile Messenger Rights" means all Intellectual Property Rights owned by Mobile Messenger, Including but not limited to those Intellectual Property Rights involved in any aspect of the Services, the Platform or any device, software or data used in connection therewith, Including without limitation the Mobile Messenger Data, but excluding Customer Data;

1.1.11	"MO" (or "Mobile Originated") means a message received by Mobile Messenger from a Network Operator (such as, without limitation, a mobile-originated SMS);

1.1.12	"MT" (or "Mobile Terminated") means a message sent by Mobile Messenger from the Platform to a Network Operator's mobile network;

1.1.13	"Network Operator" means a mobile network operator which is directly or indirectly engaged in the performance of any of the Services;

1.1.14
"personal data" bears the meaning attributed to that phrase in the European Union Data Protection Directive 95/46/EC ("Directive") and consistent with the privacy standards of the Safe Harbor Privacy Principles framework of the United States Department of Commerce ("Principles") or any successor or supplement to the Principles or equivalent national implementation thereof;

1.1.15
"Platform" means the mobile application services platform, and associated systems and network connections, owned and operated by Mobile Messenger or by suppliers or partners of Mobile Messenger, which is used to provide the Services;

1.1.16	"Protocol Specification" means the protocols to be used by the Customer in order to access the Services, as notified by Mobile Messenger to the Customer from time to time;

1.1.17	"Premium Rate Message" means MO Premium Rate Message and MT Premium Rate Message, as defined in the PSMS Terms and Conditions, and either of them;

1.1.18	"PSMS Terms and Conditions" means the Premium SMS Terms and Conditions specified in Schedule 2;

1.1.19
"Regulator" means any relevant regulatory agency or other authority which has lawful authority to the regulate the Services or any part thereof, Including, without limitation, (a) in relation to Premium Rate Messages in the United Kingdom, the Independent Committee for the Supervision of Standards of Telephone Information Services and/or ICSTIS Limited in the United Kingdom, (b) the relevant Data Protection Authorities in the country where the Customer markets or provides its Services, (c) any Regulator identified in an Addendum, and (d) any other body or person having regulatory jurisdiction over the Services or any party thereof;

1.1.20	"Revenue Share Payment" (or "Outpayment") means a payment from Mobile Messenger to Customer in the amount specified in an Addendum;

1.1.21	"Rights" means the Customer Rights and the Mobile Messenger Rights, respectively;

1.1.22	"Service" and "Services" mean managed mobile infrastructure services and/or other services of Mobile Messenger defined in the relevant Service Specifications;

1.1.23	"Service Addendum" means an Addendum specifying Services and other matters pertaining to those Services;

1.1.24	"Service Interface" means the method to be used by the Customer to connect to the Platform;

1.1.25	"Service Level Agreement" (or "SLA") means the document of that name attached to these Terms and Conditions as Schedule 1;

1.1.26
"Service Specifications" means Mobile Messenger's documentation detailing the features of Mobile Messenger's services, as such Service Specifications may be specified in an Addendum, and as they may be updated by Mobile Messenger from time to time;

1.1.27	"Subcontractor" means any client or other third party with which the Customer contracts to provide any or all of the Services;

1,1.28	"Tax" means any tax relating to the sale or supply of the Services Including, without limitation, value added tax, sales taxes, gross receipts taxes, and any regulatory surcharges;

1.1.1	"Term" means the duration of this Master Services Agreement, as specified in Clause 13, save as earlier terminated in accordance with the provisions of these Terms and Conditions; and

1.1.30	"Terms and Conditions" means the provisions of this Master Services Agreement, together with each of its Schedules and each Addendum entered into under it.

1.2	References in these Terms and Conditions to "Mobile Messenger" and "Customer" shall Include their respective employees, agents, sub-contractors, consultants and permitted assigns.

1.3	Headings are Included in these Terms and Conditions for ease of reference only and shall not affect the interpretation or construction of these Terms and Conditions.

1.4	Unless the context otherwise requires, the singular Includes a reference to the plural and vice versa.

1.5
Words and phrases defined in any part of these Terms and Conditions, being these operative provisions, its Schedules and the relevant Service Addendum, shall bear that meaning throughout the other parts of this Agreement, save to the extent otherwise expressly provided therein.

1.6	References to Clauses and Paragraphs are, unless otherwise provided, references to the clauses and paragraphs of, these Terms and Conditions and paragraphs of the Schedules.

1.7	Unless the context otherwise requires, any reference in these Terms and Conditions to any specific statute shall Include a reference to any modification or re-enactment thereof.

2	The Services and the Addenda

2.1
In consideration of the Customer satisfying its obligations under these Terms and Conditions, Mobile Messenger shall provide the Services in accordance with these Terms and Conditions from the Commencement Date until:

(a)	the end of the term for those Services specified in the relevant Addendum; or

(b)	these Terms and Conditions as they relate to those Services are terminated in accordance with these Terms and Conditions;

(c)	the Term expires; or

(d)	these Terms and Conditions are terminated in their entirety, whichever occurs first.

2.2	The Customer may request additional or amended services by completing a Service Addendum.

2.3	Each Addendum which is accepted, agreed and executed by the Customer and Mobile Messenger will form part of these Terms and Conditions.

2.4	Where an Addendum specifies Premium SMS Services are being taken by the Customer, then the PSMS Terms and Conditions shall apply thereto.

2.5	The Customer acknowledges and agrees that;

(a)
the Services, and the terms and conditions which govern any of them (Including, without limitation, the PSMS Terms and Conditions), shall be subject to changes resulting from changes made by the relevant Network Operator to the corresponding services provided by the Network Operator to Mobile Messenger or the terms and conditions which govern such corresponding services; and

(b)	in the event that any such change is made which has any effect upon the rights and obligations of the parties under these Terms and Conditions, then:

(i)	such change shall be deemed automatically to bind the Customer; and

(ii)	Mobile Messenger will use its reasonable endeavours to notify Customer of the relevant changes as soon as is reasonably practicable,

provided that the Customer shall be entitled by no less than thirty days' notice in writing to Mobile Messenger to terminate any Addendum directly affected by the relevant change in the event that such change has a materially adverse commercial effect upon the Customer's business.

2.6
Mobile Messenger acknowledges that the Customer shall be entitled to provide the Services to its Subcontractors, subject to Customer's compliance with all of its obligations under these Terms and Conditions, and that Customer shall require its Subcontractors to agree to and comply with the terms and conditions of these Terms and Conditions. Such terms and conditions may be Incorporated into a separate subcontractor agreement, provided however that the form of such subcontractor agreement shall be subject to prior review and approval of Mobile Messenger.

2.7
To the extent of any conflict or Inconsistency between a Service Addendum and the operative provisions of these Terms and Conditions, the Addendum shall take precedence in respect of the Services and other matters which are the subject of that Addendum. Each individual Addendum shall be separate and discrete and shall relate only to the Services which are the subject of it, and accordingly the contents of any individual Addendum shall not affect the content of any other Addendum or the Services which are the subject of any other Addendum, save only as may be expressly provided in one or more of the Addenda.

3	Customer Commitments

3.1	The Customer warrants and undertakes to Mobile Messenger as follows:

(a)	at all times to conform to the protocol specification for the relevant Service Interface as provided to the Customer by Mobile Messenger from time to time;

(b)	to attempt to connect only to the Service Interface specified for Customer's Services and using only the names and passwords notified to them by Mobile Messenger from time to time;

(c)
to designate at least 2 weeks prior to the Commencement Date such employees of the Customer as may be required to act as technical coordinators and Mobile Messenger's contact points in order to coordinate delivery of the Services;

(d)	to ensure that the technical co-ordinators and other staff of the Customer follow the service administration and fault reporting procedures provided to Customer by Mobile Messenger from time to time;

(b)   to accept responsibility for, and pay in accordance with these Terms and Conditions, Mobile Messenger's charges, as specified in accordance with Clause 1.2, arising from the submission by the Customer to Mobile Messenger of messages for delivery to any mobile phone number (Including, without limitation, any invalid mobile phone number);

(f)
to supply complete and accurate instructions, Customer Content and Customer Data to Mobile Messenger sufficient for the performance of the relevant Services, in accordance with such timescales as Mobile Messenger may reasonably require;

(g)	where the Services Include any Premium SMS services, to ensure that the PSMS Terms and Conditions are complied with in respect of all such services and messages;

(h)
that neither the Customer Content nor the Customer Data or its supply to or use by Mobile Messenger or any End-user shall infringe the rights of any third parties or any laws or regulations, Including, without limitation, any and all applicable laws and rules governing messaging services and customer information privacy, Including customer proprietary network information, in any country where any message is originated, delivered or in respect of which any of the Services are performed and, where the Services are used for the provision of services to End-users within the European Economic Area, the European Union (EU) Data Protection Directive (95/46/EC), the EU Directive on Privacy and Electronic Communications (2002/58/EC), the EU Electronic Commerce Directive (00/31/EC) and the EU Distance Selling Directive (97/7/EC), and any national implementations thereof;

(i)	to ensure that the Services are used for proper and lawful purposes only and in accordance with such instructions as Mobile Messenger may from time to time notify to the Customer; and

(j)	at its own expense, to comply with all requirements and conditions at any time imposed by law or regulation which are applicable to or affect the Services or the conduct of the Customer's business.

1.2	Without limiting Clause 3.1 above, the Customer undertakes not to use the Services or permit the Services to be used:

(a)	for sending any communication which is defamatory, offensive or abusive or of an obscene or menacing nature;

(b)	for the persistent sending of messages without a reasonable cause or for the purpose of causing annoyance, Inconvenience or distress to any person;

(c)	in any way that contravenes applicable law or regulation in any country where the Services are marketed or provided;

(d)	in any way that may have a detrimental effect to the goodwill and good standing of any of the relevant Network Operators; or

(e)	for the sending of unsolicited messages.

3.3	Mobile Messenger may request:

(a)	evidence from the Customer of compliance with Clauses 3.1 and 1.2 above, and

(b)	the provision by the Customer of reasonable volume forecasts, customer support information and information concerning new services to be provided by means of the Services,

and the Customer agrees to comply with any such request as soon as reasonably practicable, and with such degree of detail as Mobile Messenger may require on the condition that any forecasts given will not be contractually binding and/or oblige the Customer to purchase and/or order the Services, save as may be provided in the relevant Addendum.

3.4
The Customer acknowledges that the Network Operators have a base of End-users across all age groups. Customer shall be responsible for the Services delivered to End-users and shall take all appropriate measures to ensure that the content of each of the Services is not inappropriate for the End-user.

3.5	The Customer also acknowledges that:

(a)	an Allocated Number may be similar to another number or code; and

(b)	Mobile Messenger shall under no circumstances have any responsibility or liability in the event that any End-users mistakenly send messages to an Allocated Number instead of another number or code.

4	Compliance and Regulators

4.1	The Customer agrees:

(a)
to comply, and to ensure that all of the Customer Content and all use of the Services complies, in all respects, with all regulations, directions, codes of practice and other rules and guidelines, mandatory or otherwise, promulgated from time to time by Regulators (collectively, "Codes") Including, without limitation, those of the Mobile Marketing Association (available at www.mmaglobal.com);

(b)	to ensure that all advertising of the Services complies with applicable advertising laws, standards, regulations and codes;

(c)
to provide Mobile Messenger with, and notify Mobile Messenger of any subsequent changes to, the name, address and contact telephone number of any Subcontractor, together with any Allocated Numbers allocated to such Subcontractors;

(d)
that where Mobile Messenger is advised in writing by a Regulator that the Customer is or has been in breach of any Code, Customer shall immediately comply with any request from Mobile Messenger to cease the breaching activity and shall comply with any directive or order of the Regulator;

(e)
to provide all reasonable assistance to Mobile Messenger in connection with Mobile Messenger's compliance with any requirements or conditions which are at any time imposed by law or any Regulator which are applicable to or affect the Services.

(f)
to provide the Regulator with such information or material relating to the Services or a future service as the Regulator may reasonably request in order to carry out any investigation in connection with (i) the Services or (ii) Customer's relationship with Mobile Messenger or with a Subcontractor.

4.2	In the event that any Network Operator or Regulator:

(a)
advises Mobile Messenger that the Customer is or has been in breach of any of the Codes, Mobile Messenger shall be entitled to act on any request, recommendation, order or directive by such Network Operator or Regulator to withhold any sums payable to the Customer until the Customer pays to the Network Operator or Regulator (as the case may be) all sums due for payment of fines, penalties, administrative charges or other sums payable to the Network Operator or Regulator or to one or more End-users by reason of an order of a Regulator, and Mobile Messenger shall be entitled to pay the same out of the monies withheld; or

(b)
makes a charge, fine, penalty or debit against Mobile Messenger, or any deduction from of sums otherwise payable to Mobile Messenger for one or more actual or alleged events the liability for which (if proven) would have arisen out of a breach of Clause 3.1 or 1.2 above or constituted a breach of any of the Codes, then Mobile Messenger shall be entitled to recover from the Customer the amount thereof, plus any costs or expenses Incurred by Mobile Messenger in connection with the Incurring of such liability or the relevant charge, fine, penalty, debit or deduction.

5	Price, Payment and Currency

1.3
The charges for the Services shall be as set out in the relevant Addendum, as adjusted from time to time pursuant to this Clause 5. In the event that an Addendum does not refer to any specific pricing, the Services shall be performed at Mobile Messenger's then current standard charges, which Mobile Messenger will provide to the Customer upon request.

5.2	Mobile Messenger shall be entitled to change the pricing which applies to Services by:

(a)	30 days' notice in writing to the Customer, or

(b)	such other period of notice as may be specified in the relevant Addendum,

(a "Price Change Notice").

In the event that a Price Change Notice is given to the Customer, the Customer shall have the rights of termination specified in Clause 1.3(i) below. Any messages sent on or after the date when such a Price Change Notice takes effect shall be charged at the pricing specified in that Price Change Notice.

5.3	Where an Addendum specifies that the Customer is to pre-pay charges to Mobile Messenger for Services, then:

(a)	the Customer shall make such payments by the time specified therefor in such Addendum;

(b)
Mobile Messenger will set-off such pre-paid charges against the charges otherwise payable by the Customer for the Services in question, and any other amounts payable by the Customer under these Terms and Conditions, and report monthly to the Customer, showing a reconciliation of the pre-paid charges against such fees and amounts;

(c)
pre-paid charges will not be refundable, notwithstanding that Services have not been provided to the Customer, over any period to which the pre-paid charges are stated to apply, except where the Services were not provided to Customer solely due to the material breach by Mobile Messenger of the terms of these Terms and Conditions.

(d)
in the event that Mobile Messenger's charges attributable to the Services which are the subject of such pre-paid charges are equivalent to or exceed the amount for which pre-payment has been received from the Customer, then Mobile Messenger shall be entitled to suspend provision of the relevant Services until further payment has been received from the Customer in an amount specified by Mobile Messenger.

5.4	All amounts payable under these Terms and Conditions are exclusive of any Tax that may be applicable to the Services. The Customer will be responsible for payment of all such Taxes.

5.5
All charges or Outpayments for the Services shall be calculated by reference to data recorded by (a) Network Operators, in respect of Premium Rate Messages, and (b) Mobile Messenger, in relation to other messages.

1.4
Upon thirty (30) days' written notice, the Customer may, by appointment during normal business hours, inspect the records held by Mobile Messenger reasonably related to the calculation of charges and Outpayments, for the purpose of verifying charges and Outpayments under these Terms and Conditions. If a discrepancy is found then such discrepancy shall be corrected within 30 days of the inspection. Unless a discrepancy to the Customer's disadvantage of at least $500 is found in an inspection, then the Customer shall not be entitled to conduct another inspection under this Clause 5.6 until at least six months has elapsed from the end of the inspection in question.

5.7	In relation to messages where the relevant Addendum specifies charges for messages, such charges shall be Incurred:

(a)
for MT messages, following the submission by the Customer of a message to the Platform through the Service Interface; provided that a charge will not be Incurred where a submission properly made according to the Protocol Specification is not correctly transmitted by Mobile Messenger to the relevant Network Operator for delivery;

(b)	for MO messages, where the message is properly made available for receipt by the Customer through the Service Interface.

5.8	Where an invoice is issued for sums payable to Mobile Messenger by the Customer:

(a)	such sums shall be paid by the Customer within 15 days of the date of Mobile Messenger's invoice; and

(b)	unless otherwise specified in the relevant Addendum, Mobile Messenger will issue such invoices to the Customer on a monthly basis.

5.9	Unless otherwise expressly agreed in writing between the parties;

(a)	all payments of charges by the Customer to Mobile Messenger and other transfers of funds between the parties required shall be made by bank transfer, and

(b)
all charges and fees relating to such transfers (Including, without limitation, those levied by the paying and payee bank or other financial institution) will be borne by the Customer; Mobile Messenger will Include the amount of such charges and fees in invoices and statements issued to the Customer under these Terms and Conditions.

5.10	Where Outpayments are specified in an Addendum and are due to Customer, Customer shall be paid as follows:-

(a)	Mobile Messenger will notify Customer monthly in writing of the Outpayments due to the Customer, as calculated in accordance with the relevant Addendum, based on reports from Network Operators;

(h)	Customer shall invoice Mobile Messenger for the amounts of the Outpayments which are thus notified by Mobile Messenger; and

(a)
Mobile Messenger will make payment to the Customer of the relevant Outpayment amounts, subject to Clauses 1.5 and 5.12 below, 24 Hours after receiving payment from the relevant Network Operators for the Premium Rate Messages in respect of which the Outpayments are payable. Mobile Messenger will use its reasonable endeavors to obtain timely payment of such sums by such Network Operators. All payments shall be sent via wire transfer to the account specified by Customer.

1.5
Where Mobile Messenger owes to the Customer any sums, or holds any sums on its behalf (Including, without limitation, pre-paid charges referred to in Clause 5.3 above), then Mobile Messenger shall be entitled to set off against any such sums any amounts owed to Mobile Messenger by, or which Mobile Messenger is entitled to recover from or credit against, the Customer under or in connection with any Addendum or these Terms and Conditions.

5.12
Where Mobile Messenger is due to make any payment to the Customer under these Terms and Conditions, Mobile Messenger shall be entitled, but not obliged, to retain such amounts and pay them to the Customer only once they exceed $1,500.00 US (one thousand five hundred dollars).

5.13
If an End-user contacts Mobile Messenger in relation to the Services Mobile Messenger shall redirect or transfer such End-user to the support facilities of Customer, or, if such a transfer is not, in Mobile Messenger's opinion, reasonably practicable, for any reason (Including, without limitation, by reason of any unwillingness by the End-user to be redirected to the Customer), then Mobile Messenger may itself provide an initial response to the query or complaint. Where Mobile Messenger receives more than 20 such contacts from End-users in any 7 day period, Mobile Messenger shall have the right to charge the Customer the sum of $10.00 in respect of each individual telephone or other contact made by an End-user with Mobile Messenger or any agent of Mobile Messenger, save where (a) the proximate cause of the End-user making such contact is a breach of these Terms and Conditions, or a failure of the Services to perform in accordance with the Service Specifications, for which Mobile Messenger is responsible, or (b) the End-user's requirement to make contact with Mobile Messenger results either from (i) a failure on the part of Mobile Messenger to submit to the relevant Network Operator a Customer Care Form previously provided by the Customer containing the Customer's relevant contact information, or (ii) a failure of the relevant Network Operator to provide that contact information. Mobile Messenger does not warrant that any response it gives to End-users as provided in this Clause will be appropriate to the Services, or would be similar to the response which the Customer would give.

5.14
If any Network Operator makes a charge to or deduction from payments due to Mobile Messenger for calls made to such Network Operator by any End-Users, then Mobile Messenger shall be entitled to recover the amount of any such charges or deductions.

5.15
In the event that any payment due under these Terms and Conditions is not paid on the due date for payment then the creditor party shall be entitled to charge interest thereon at the rate of three percent per annum over the then-current base rate of the Chase Manhattan Bank, New York from time to time from the date payment becomes due until payment in full. Such interest shall accrue daily.

5.16
All pricing in this agreement or addendum are assumed US Dollars unless otherwise clearly stated. If the pricing for Services in an Addendum is expressed in a currency other than United State dollars, then, in respect of that Addendum only, sums expressed in these Terms and Conditions in United States dollars shall be converted into that currency using the applicable exchange rate for sale of U.S. dollars listed by the foreign exchange desk of the Chase Manhattan Bank, New York for the business day immediately preceding the day upon which each payment is due to be paid. If no such rate is stated, then the rate shall be the exchange rate published by the Wall Street Journal for the business day immediately preceding the day upon which each payment is due to be paid.

1.6	Obligations under this Clause 5, other than under Clause 5.12, shall survive any termination of these Terms and Conditions.

6	Confidentiality

6.1
For the purpose of these Terms and Conditions, "Confidential Information" shall mean all Intellectual Property Rights, drawings, software, data, specifications, processes, testing procedures, customer information, financial information, product and services information and all other technical, business and other information and material relating or belonging to a party or its customers and any other information designated as Confidential Information by a party which is obtained by either party in relation to the other, either directly or indirectly.

6.2	Confidential Information shall not Include:

(a)	information which was in the public domain at the time of disclosure;

(b)	information which, though originally Confidential Information, subsequently falls into the public domain other than as a result of any breach of this Clause or any other duty of confidentiality;

(c)	information received by a party from a third party, or already known by such party, without any breach of this Clause or any obligation of confidentiality;

(d)	information that is trivial or obvious; and

(e)
information that is required to be disclosed by a government body or court of competent jurisdiction or by operation of law or in order to comply with the rules of a recognized stock exchange., but only to the extent so required.

6.3
Each party hereby agrees, other than as permitted by these Terms and Conditions, to keep the Confidential Information of the other in complete confidence and not to disclose the same to any third parties (except as set out above), nor use it for any purposes other than for the performance of its duties under these Terms and Conditions (the "Specific Purposes"). Either party may disclose the Confidential Information of the other to its employees but only to the extent reasonably necessary for the Specific Purposes and subject to the recipient being subject to obligations of confidentiality relating to that Confidential Information no less stringent than the requirements of this Clause. Each party hereby agrees to use reasonable endeavours to ensure that all such employees do not disclose Confidential Information of the other party to third parties or use the same otherwise than as reasonably required for the Specific Purposes. The provisions of this Clause shall continue in full force and effect notwithstanding the termination of these Terms and Conditions for any reason whatsoever.

7	Warranties / Liability

7.1
Mobile Messenger warrants that the Services will be performed with reasonable care and skill with the objective of meeting the requirements of these Terms and Conditions, Including (without limitation) the Service Specifications and the Service Level Agreement.

7.2
Mobile Messenger shall have no obligation, duty or liability whatsoever in contract, tort (Including negligence, breach of statutory duty and any other tort) or otherwise, except as otherwise expressly provided in these Terms and Conditions.

7.3	Nothing in these Terms and Conditions shall exclude or restrict Mobile Messenger's or the Customer's liability for death or personal injury resulting from their respective negligence.

7.4
LIMITATION OF LIABILITY. NEITHER MOBILE MESSENGER NOR ANYONE ELSE INVOLVED IN CREATING, PRODUCING, DELIVERING, INSTALLING, SUPPORTING, SUSPENDING OR TERMINATING THE USE OF ANY SERVICE OR SOFTWARE SHALL BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES OF ANY KIND ARISING OUT OF OR RELATING TO THESE TERMS AND CONDITIONS OR USE OF MOBILE MESSENGER SERVICE, OR INABILITY TO USE MOBILE MESSENGER SERVICE, OR ARISING OUT OF BREACH OF ANY WARRANTY OR SERVICE LEVEL ASSURANCE; INCLUDING BUT NOT LIMITED TO, LOST PROFITS OR REVENUE, BUSINESS INTERRUPTION OR LOSS OF BUSINESS INFORMATION, OR LOSS OF TECHNOLOGY RIGHTS, EVEN IF SUCH PERSON OR ENTITY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. MOBILE MESSENGER SHALL IN ADDITION HAVE NO RESPONSIBILITY OF ANY KIND FOR TRANSMISSION ERRORS IN, CORRUPTION OF, OR THE SECURITY OF CUSTOMER'S INFORMATION CARRIED OVER WIRELINE OR WIRELESS TELECOMMUNICATIONS PROVIDERS' FACILI'T'IES AND NETWORKS. MOBILE MESSENGER SHALL IN ADDITION HAVE NO RESPONSIBILITY FOR THE SELECTION, RETENTION, OR. ACTS AND OMISSIONS OF, THIRD PARTIES IN CONNECTION WITH THE SERVICE, INCLUDING THOSE WITH WHOM MOBILE MESSENGER MAY CONTRACT TO OPERATE THE MOBILE MESSENGER SERVICE, REGARDLESS OF THE CAUSE OR THE FORM OF ACTION, MOBILE MESSENGER' AGGREGATE MAXIMUM LIABILITY ARISING OUT OF OR RELATED TO THESE TERMS AND CONDITIONS SHALL NOT EXCEED THE TOTAL AMOUNTS PAYABLE BY CUSTOMER THEREUNDER, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN.

7.5
Disclaimer. THE MOBILE MESSENGER NETWORK AND SERVICES ARE PROVIDED "AS IS" AND WITHOUT ANY WARRANTY OF ANY KIND WHATSOEVER. MOBILE MESSENGER DISCLAIMS ALL WARRANTEES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT OF THIRD PARTY RIGHTS.

7.6
Mobile Messenger shall have no liability to the Customer or any other person for or in respect of any Customer Content, Customer Data or instructions supplied by the Customer which are Incomplete, Incorrect, inaccurate, illegible, out of sequence or in the wrong form, or arising from their late arrival or non-arrival, or any other act or omission of the Customer.

7.7	Mobile Messenger will use reasonable endeavours to meet any dates agreed between the parties in writing for the commencement of the Services.

1.7
If Mobile Messenger shall fail to meet any service level or other requirement specified in the Service Level Agreement, then Mobile Messenger's entire liability, and the Customer's entire remedy, shall be (a) for Mobile Messenger to use reasonable endeavours to correct such failure in future deliveries of the affected Services; and (b) termination of the relevant Service Addendum and the Services provided thereunder, subject to and in accordance with the Service Level Agreement and Clause 12.3(b) below.

1.8	The provisions of this Clause 7 shall survive the termination or expiration of these Terms and Conditions.

Intellectual Property Rights

8.1
Ownership of all Mobile Messenger Rights shall vest in and remain with Mobile Messenger. Mobile Messenger does not by these Terms and Conditions grant Customer any right, title, license or interest in or to any Mobile Messenger software or documentation, or in any related patents, copyrights, trade secrets or other proprietary intellectual property. Customer shall acquire no rights of' any kind in or to any Mobile Messenger trademark, service mark, trade name, logo or product or service designation under which Mobile Messenger' products or services were or are marketed (whether or not registered) and shall not use same for any reason except as expressly authorized in writing by Mobile Messenger prior to such use, but in no event for a period longer than the term of these Terms and Conditions.

8.2
Notwithstanding the foregoing, Mobile Messenger shall provide to the Customer a perpetual license to access the "content delivery software" so that Customer shall have unlimited access to the software which shall provide the billing, content delivery, access and support to Customers user base. Mobile Messenger shall have no rights to access the Customer user base for any reason without the express written permission of Customer. It is understood and agreed by both parties that by the signing of this agreement Customer shall have full use of the software so long as there are active users in the Customer user base and Mobile Messenger will have no rights to these customers at any time now or in the future. There shall be no additional charges paid by Customer for this license other than the payments agreed to in this agreement.

8.3	The Customer shall license to Mobile Messenger the Customer Rights in order that Mobile Messenger is enabled to provide the Services in accordance with these Terms and Conditions.

1.9
Any license granted under this Clause 8 shall be non-transferable, non-sublicensable, non-exclusive and royalty-free and shall be limited to the Term in respect of the Services to which the license relates and shall be granted only for the purpose of fulfilling the respective party's rights and obligations under these Terms and Conditions.

1.10	Each party warrants to the other that it is the owner of its respective Rights or is entitled to license the respective Rights as provided under Clauses 8.2 or 8.3, as applicable.

8.6	Neither party shall reverse engineer, decompile or disassemble any software comprised in the other party's Rights.

9	Non-solicitation of Employees

Both parties agree, during the Term and for a period of six (6) months thereafter, not directly or indirectly (other than by general advertising) to solicit employ or engage, or endeavour to do so, any employees of, or any contractors used by the other party in the performance of its obligations under these Terms and Conditions without the prior written consent of the other party.

10	Non-assignability and Third Party Rights

10.1
This Agreement and the Customer's rights and obligations under this Agreement shall not be assigned by Customer or by operation of law or otherwise, without the prior written consent of Mobile Messenger. Without limitation, Mobile Messenger may withhold such consent if Customer seeks to assign this Agreement or any of them to an assignee who is not creditworthy, or who is a direct competitor of Mobile Messenger, or who is an infringer of Mobile Messenger' intellectual property or an opponent of Mobile Messenger in litigation, arbitration, administrative proceedings, or other contested proceedings, or if the assignment would have a material adverse effect on Mobile Messenger, in Mobile Messenger' reasonable judgment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Customer may not in any way sell, lease, rent, license, sublicense or otherwise distribute the Mobile Messenger Services to any entity other than Customer, except with the prior, express written consent of Mobile Messenger, in Mobile Messenger' sole discretion. Notwithstanding any subcontracting by the Customer of any of its obligations under this Agreement, the Customer shall remain liable for performing those obligations.

10.2	The Customer acknowledges that Mobile Messenger shall be entitled, by notice in writing to the Customer, to assign any or all of its rights and obligations under this Agreement to any third party.

10.3	The parties to this Agreement do not intend that any terms of this Agreement should be enforceable by any person or entity who or which is not a party to this Agreement.

11	Indemnity

Both parties agree to indemnify each other and its officers, employees, agents or contracting carriers (collectively, the "Indemnified Parties") and keep the Indemnified Parties fully and effectively indemnified against all costs, claims, demands, damages, liabilities, actions and proceedings, Including reasonable attorneys' fees, made by any person or entity (Including, without limitation, any Regulator) arising out of or in connection with (a) any breach of this Agreement by either party, or (b) the provision or use of the Services by any person or (c) the conduct of either party's business. In addition, Customer agrees to indemnify and hold the Indemnified Parties harmless from and against any and all claims, demands, damages, liabilities, actions and proceedings, Including reasonable attorneys' fees, arising out of any claim or proceeding brought against an Indemnified Party alleging that information supplied or transmitted by Customer or its employees or agents through the Mobile Messenger Services (a) infringes, misappropriates or interferes with the intellectual property rights of any third party, or (b) contains or consists of privileged, private, defamatory, libelous, slanderous, pornographic, or obscene materials or information. Supply or transmission of such information also shall be grounds for Mobile Messenger, in its sole discretion, to terminate immediately this Agreement without a notice or opportunity for cure.

12	Suspension and Termination

12.1	Mobile Messenger may not suspend provision of the Services at any time unless:

(a)	Mobile Messenger is obliged or advised to comply with an order, instruction, directive or request of the government, Regulator, court or other competent authority;

(b)	Mobile Messenger has reason to believe that the Customer is in breach of any of its obligations under these Terms and Conditions

(c)
the services of one or more of the Network Operators upon which the provision of Services hereunder is dependent suspends its provision of those services to Mobile Messenger under the terms of its or their relevant agreement(s) with Mobile Messenger; or

(d)	any payment due to Mobile Messenger hereunder is outstanding after the due date for payment.

12.2
Where Mobile Messenger determines in its discretion it is practicable to do so, then Mobile Messenger shall effect any such suspension only in respect of those Services which are affected by the matters referred to in the above sub-Clauses. Mobile Messenger will use reasonable endeavors to notify Customer in advance of any suspension of the Services effected under these Terms and Conditions.

12.3	These 'Terms and Conditions may be terminated prior to expiration of the Term by notice in writing as follows:

(a)
by either party in the event the other has failed to perform any material obligation required to be performed under these Terms and Conditions and such failure is not corrected within thirty (30) days from receipt of written notice advising of such failure from the other party, which notice shall make reference to this Clause;

(b)	by the Customer in respect of any specific Service Addendum and the Services which are the subject thereof (but not any other Service Addendum or Services):

(i)   where an applicable Service Level Agreement expressly permits termination in respect of the relevant Service Addendum and Services; or

(i)    in the event that a Price Change Notice is served under Clause 5.2, provided that the Customer gives written notice of termination to Mobile Messenger no later than the later of (i) the date when the price change which is the subject of the Price Change Notice is scheduled to take effect, as specified in the relevant Price Change Notice, and (ii) fourteen days from the date of the Price Change Notice;

(c)
by Mobile Messenger by immediate notice in the event that one or more of the Network Operators upon which the provision of Services hereunder is dependent terminates its provision of those services to Mobile Messenger under the terms of its or their relevant agreement(s) with Mobile Messenger; or

(d)
by Mobile Messenger, in respect of any specific Service Addendum and the Services which are the subject of it (but, for the avoidance of doubt, not any other Service Addendum or Services), in the event that any modification to Mobile Messenger's existing Network Operator contracts or any change in any law, regulation or code of conduct makes the provision of such Services illegal or contrary to such law, regulation or code of conduct, prohibitively difficult, or prohibitively expensive for Mobile Messenger, in Mobile Messenger' sole discretion;

(b)	by Mobile Messenger by immediate notice in the event that the Customer is in material breach of its obligations under Clause 3.1 or 1.2;

(1)  by either party in the event that the other party institutes or has instituted against it any proceedings seeking relief, reorganization or arrangement under any laws relating to insolvency or bankruptcy, which proceedings are not dismissed within sixty (60) days, or upon any assignment for benefit of creditors, appointment of a receiver, liquidator or trustee, of either party's property or assets, or upon the liquidation, dissolution or winding up of either party's business, or shall suffer anything analogous to these matters to occur to him or it; or

(c)	by either party in the event that the other party is prevented from performing its obligations under these Terms and Conditions pursuant to Clause 1.12 for a period of 30 days or more; or

(h)   by either party in the event that any payment due hereunder is not paid by the other party within 30 days following the date when it is required to be paid in accordance with these Terms and Conditions.

1.11
Upon termination or expiration of these Terms and Conditions Mobile Messenger shall provide to Customer all of the data held by Mobile Messenger including but not limited to: User name, User address, cell phone number, carrier, billing history, and any other information that Mobile Messenger has of any user in the Customer proprietary data base. At no time shall Mobile Messenger contact any user of Customer for any reason. Mobile Messenger within fourteen (14) days shall also provide Customer a statement that all proprietary data owned by Customer shall be returned to Customer or destroyed. Customer shall deliver to Mobile Messenger all material containing any of the Confidential Information of Mobile Messenger within fourteen (14) days of such termination or expiration or, at the option of Mobile Messenger, a statement confirming that such copies have been destroyed, and Mobile Messenger shall return to the Customer all material provided in documentary form by the Customer to Mobile Messenger containing information in the nature of Confidential Information of the Customer which it holds. Mobile Messenger shall only be entitled to retain and use any Confidential Information of the Customer Including but not limited to MSISDN numbers provided by the Customer to Mobile Messenger as part of the Customer Data or Customer Content notwithstanding termination of these Terms and Conditions for so long and to the extent required by Mobile Messenger in connection with the performance by Mobile Messenger of obligations owed to Network Operators or Regulators or in order to satisfy legal or regulatory requirements.

13	Term

1.11	These Terms and Conditions shall continue in force until the expiration or termination of all of the Addenda.

1.12	Unless earlier terminated in accordance with these Terms and Conditions, each Addendum shall continue until:

(a)	such date, or the expiry of such period, as is specified in the Addendum; or, in the absence thereof

(b)	the service by either party of at least ninety (90) days' written notice to the other party, such notice to expire no earlier than the first anniversary of that Addendum's Commencement Date.

14	Announcement

Any public announcement regarding these Terms and Conditions and/or the subject matter of these Terms and Conditions shall be agreed in writing in advance by the Parties.

15	Data Protection

1.11
The Customer warrants and undertakes that it shall comply with all applicable laws and regulations in relation to the provision of its Services, and in particular but without limitation Customer shall comply with the all applicable data protection and privacy laws.

1.12
Mobile Messenger warrants and undertakes that without prejudice to any duties it may owe to other customers, or rights it may otherwise have acquired, it will not use Customer Data (or Customer Content) other than for the purposes expressed in, and in accordance with, these Terms and Conditions.

16	Force Majeure

1.12
Either party's performance of any part of these Terms and Conditions, other than payment obligations, shall be excused to the extent that it is hindered, delayed or otherwise made impractical by: (b) the acts or omissions of the other party or any Network Operator;

(c)
flood, fire, earthquake, strike, stoppage of work, or riot, failure or diminishment of power or of telecommunications or data networks or services not under the control of a party, governmental or military acts or orders or restrictions, terrorist attack; or

(d)
any other cause (whether similar or dissimilar to those listed) beyond the reasonable control of that party and not caused by the negligence of the non-performing party (collectively referred to as "force majeure conditions" below).

1.13
If any such force majeure condition(s) occur(s), the non-performing party shall make reasonable efforts to notify the other party of the nature of any such condition and the extent of the delay, and shall make reasonable, good faith efforts to resume performance as soon as possible.

17	General

1.13
These Terms and Conditions, Including their Schedules and each Addendum constitutes the entire understanding and agreement of the parties hereto with respect to the subject matter hereof. These Terms and Conditions supercede all prior and contemporaneous agreements, representations and understandings between the parties regarding the subject matter hereof. Thes Terms and Conditions and any provision hereof may be amended only by a writing signed by both parties. If Customer orders the Mobile Messenger Services through its purchase order, that purchase order shall be deemed to Incorporate these Terms and Conditions by reference, and any pre-printed clauses on Customer's purchase order form shall be deemed deleted and of no force and effect. If any provision of these Terms and Conditions is found to be invalid or unenforceable, such provision shall be severed from these Terms and Conditions and the remainder of these Terms and Conditions shall be interpreted so as best to reasonably effect the intent of the parties hereto.

1.12	Subject to Clause 2.5, any amendment to these Terms and Conditions must be in writing signed by or on behalf of both parties.

1.15
No waiver of any provision of these Terms and Conditions by either party shall be effective unless made in writing. Any waiver made by such party of any term or condition of these Terms and Conditions shall not be deemed or construed to be a waiver of such term or condition for the future, or any subsequent breach thereof.

1.16	Any notice under this Agreement shall be in writing and sent:

(a)
where the notice is served pursuant to (i) Clause 1.1.16, 2.5, 3.1, 1.2, 1.3 or 5.2 or (ii) the PSMS Terms and Conditions, by email, addressed to the recipient's email address specified in the Addendum (provided a copy of such email is retained by the sending party, and made available to the recipient if it is reasonably requested), or to such other email address as is notified by the recipient from time to time by email sent in accordance with this Clause 1.12(a), with a confirming copy by regular mail; or

(b)
where the email address above is determined to be non-working at the time of transmission of notice, and where the notice is served pursuant to any other provision of these Terms and Conditions, including, without /imitation, Clause 2.5(b), 10.2, 12.3, 1.12 or 1.13, by certified or registered mail, postage prepaid, return receipt requested, to such party at the address for such party set out at the beginning of these Terms and Conditions or to such other address as such party has for the time being notified to the other in accordance with this Paragraph 1.12(b).

1.16
If any portion of these Terms and Conditions is determined to be or becomes unenforceable or illegal, such portion shall be deemed eliminated and the remainder of these Terms and Conditions shall remain in effect in accordance with its terms as modified by such deletion.

1.17
Except as otherwise expressly provided, any remedy provided for in these Terms and Conditions is deemed cumulative with, and not exclusive of, any other remedy provided for in these Terms and Conditions or otherwise available at law or in equity, and the exercise of any remedy shall not preclude the exercise of any other remedy. Should suit be brought to enforce or interpret any part of these Terms and Conditions, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees and costs of suit Incurred therein and in any appeal.

1.18
The relationship of the Parties established by these Terms and Conditions and the performance hereof is that of independent contractors, and these Terms and Conditions does not create an agency, partnership or joint venture relationship between the Parties.

1.19
These Terms and Conditions are governed by and shall be construed in accordance with the laws of the State of California, United States of America, irrespective of its choice of law or conflict of law principles. Any dispute of any kind arising out of or relating to these Terms and Conditions shall be brought exclusively in the California State courts or the United States District Court for the Northern District of California. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to these Terms and Conditions.

1.20	These Terms and Conditions may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

1.21
If any provision of these Terms and Conditions is held to be invalid by a court of competent jurisdiction, then the remaining provisions shall nevertheless remain in full force and effect. The Parties further agree to negotiate in good faith a substitute, valid and enforceable provision that most nearly effects the Parties' intent and to be bound by mutually agreed substitute provision.

[This section can be deleted if all Addenda are explicitly signed] By executing these Terms and Conditions, Mobile Messenger and the Customer hereby agree to, enter into and execute these Terms and Conditions and the following Addendum/Addenda:

1                 Addendum Number: US PSMS MT V001 relating to PSMS MT billing and Trivia Application
[insert more Addenda as required - all Addenda not explicitly signed by Mobile Messenger and Customer must be listed here]

Mobile Messenger	Customer

By:	By:

Print Name: ________________________	Print Name: Scott Walker

Title: _____________________	Title: _____________________

Date: 29/4/05	Date: 4/28/05

SCHEDULE 1

SERVICE LEVEL AGREEMENT

Definitions

1.21	"Available" means capable of being accessed substantially in accordance with the Service Specification.

1.22	"Delivery Latency" means the maximum Message Delivery Latency, measured over any calendar month, after excluding the 5% of messages with the highest Message Delivery Latency.

1.23	"Message Delivery Latency" means the time it takes for the first delivery attempt of a message, measured from entry into the Platform to first delivery attempt to an End-user's mobile phone handset.

1.13	"Excluded Time" has the meaning attributed to it in Paragraph 1.33 below.

1.25	"Failure" means any failure of the Services to operate in accordance with the Service Specification, save arising during or as a result of any Excluded Time.

1.26	"Latency" means the maximum Message Latency, measured over any calendar month, after excluding the 5% of messages with the highest Message Latency.

1.27	"Message Latency" means the time it takes for a message to pass through the Platform measured from entry into the Platform to first submission into a Network Operator's network for delivery.

1.28	"Long Number" means the MSISDN Allocated Number(s) provided by Mobile Messenger to Customer for receipt of text messages by the Platform.

1.29	"Network Operator Mobile Network" means the network of a Network Operator in a Subscribed Country.

1.30	"Notionally Available Time" means the total amount of time in a given period, minus all Excluded Time.

1.31	"Planned Maintenance" means maintenance of which Mobile Messenger provides to the Customer at least 48 hours advance notice.

1.32	"Platform Availability" means the proportion, expressed as a percentage, of the Notionally Available Time during which the Platform is Available.

1.33	"Short Code" means the Network Operator short code provided for the receipt of text messages by the Platform.

1.34	"Subscribed Country" means a country for which the Customer has expressly ordered Services under an Addendum.

1.35	"Throughput" means the average number of messages per second the Platform is able to receive from Customer (for MT messages) or pass to Customer (for MO messages).

2	General

1.31
Mobile Messenger will make the Platform available to the Customer and will pass messages to and accept messages from the Customer, provided they are submitted and received in accordance with the Protocol Specification.

1.32	Mobile Messenger will use reasonable endeavours to ensure that, during each month:

(c)	the Platform has Platform Availability of 99.9%; and

(d)	Throughput averages 75% or more of the targeted levels specified in the relevant Addendum, in the calculation of which Excluded Time shall not be counted; and

(e)	Latency averages 150% or less of the targeted levels specified in the relevant Addendum, in the calculation of which Excluded Time shall not be counted.

For the purposes of (a), the Platform will be deemed not Available during time other than Excluded Time when the Platform has either a lower average Throughput than the level specified in (b) above or a higher average Latency than the level specified in (c) above.

1.33	In this Service Level Agreement, Excluded Time means any time during which:

(c)  the Platform is not Available, or access thereto is inhibited, as a result of any:

(i)	Planned Maintenance;

(ii)	failure of, or congestion experienced in, any part of a Network Operator Mobile Network or the Internet, other than network failures experienced only on the site where the Platform is hosted;

(i)	force majeure conditions (as force majeure conditions are defined in Clause 1.12 of the Terms and Conditions);

(iv)  failure of, or other problem encountered in relation to, a Customer application;

(ii)	suspension of Services under Clause 12 of the Terms and Conditions;

or

(d)   a substantially equivalent failover platform is made available by Mobile Messenger to the Customer.

1.34	Mobile Messenger will use reasonable endeavours to ensure that Network Operators' network changes do not affect the performance of the Service.

3	Failure Classifications

1.14
All Failures shall be reported by the Customer to Mobile Messenger in accordance with Paragraph 4 below, stating the nature of the Failure and information required for its resolution. For the purposes of this SLA, a Failure will be deemed to have been reported at the earlier of (a) when Mobile Messenger's Service Desk receives a report of it in accordance with Paragraph 1.14 of this SLA, either through e-mail or by telephone, or (b) when Mobile Messenger opens a ticket in the Mobile Messenger system to track the Failure.

1.33	Once a Failure has been reported and Mobile Messenger has performed initial investigations, Mobile Messenger will respond to the Customer by email with the following information:

(c)   Time Failure Reported;

(d)   Severity — classified as I — IV; and

(e)   Estimated time to resolve Failure for Severity 1 and II

1.34	Mobile Messenger will classify Failures as follows:-

(a)   Severity I. Services are totally unavailable across all of the Network Operator Mobile Networks covered by the Services (the 'Aggregated Mobile Networks') as follows:

(i)	MO messages not received by Platform from the Aggregated Mobile Networks; or

(ii)	Platform unable to send messages to the Aggregated Mobile Networks; or

(iii)	Customer is completely unable to connect to Platform by reason of a breach of the Terms and Conditions on the part of Mobile Messenger; or

(iv)	Platform corrupts all messages such that Services are unusable through all of the Network Operator Mobile Networks covered by the Services; or

(v)	Other critical faults affecting all messages sent by the Customer using the Services.

(b) Severity H applies only in relation to Premium SMS Services; there are no Severity II Failures of any other Services. Services are totally unavailable on at least one Network Operator Mobile Network, as specified in Severity I above, save that references to Aggregated Mobile Networks there shall be interpreted as references to such Mobile Network(s) for this purpose.

(c)  Severity III. Services are usable, but either:

(iii)	MT or MO messages are not delivered in accordance with the Service Specification; or

(iv)
Services are unusable by a substantial proportion of end-users on a Network Operator Mobile Network, as specified in Severity I above, save that references to Aggregated Mobile Networks there shall be interpreted as references to that substantial proportion of end-users of such Network Operator Mobile Network for this purpose.

(d)   Severity IV. All Failures, other than those referred to in Severity I-III above, which result from any act or omission on the part of Mobile Messenger,

1.35	Economy Products. All Severity I, II or III Failures on Economy Products will be treated as Severity IV under this SLA. The relevant Addendum will specify whether Services are Economy Products.

136	Failures will be closed when Mobile Messenger reasonably determines that closure of the Failure has occurred.

4	Failure Reporting

1.14	Customer shall report Failures to Mobile Messenger using the following methods:

(a) by email to service@Mobile Messenger.com

(b) by telephone to UK customer support at +44 20 8432 1285

(c) by telephone to US customer support at +1 408 617 3700 xl

1.15	Mobile Messenger will use all reasonable endeavours to respond to the Target Response Time and Target Maximum Fix Time set out in Paragraph 5 below:

(d) for a Customer which is a Premier Service Customer by reference to the hours:

(ii)	from Midnight to Midnight, on each day of the week for Severity I and II Failures;

(iii)	from 06.00 to 22.00 Monday to Friday (excluding UK public holidays) UK time for Severity III and N Failures reported by the Customer to UK customer support; and

(iv)	from 06.00 to 22.00 Monday to Friday (excluding US public holidays) California time for Severity III and IV Failures reported by the Customer to US customer support; and

(e) for a Customer which is not a Premier Service Customer, by reference to the hours:

(i)	09.00 to 18.00 UK time, Monday to Friday, excluding public holidays, where the Failure is reported to UK customer support; and

(ii)	06.00 to 18.00 California time, Monday to Friday, excluding public holidays, where the Failure is reported to US customer support.

5	Target Response & Fix Times

Failure Severity	Target Response Time (where reported by email)	Target Maximum Fix Time	Progress Reports
I	30 minutes	4 hours	Every 60 minutes until resolution
II	30 minutes	4 hours	Every 4 hours until resolution
III	4 hours	1 day	At resolution or as agreed for specific Failure
IV	1 day	5 days	At resolution

Target Maximum Fix Time applies only to Failures within the direct control of Mobile Messenger; no Target Maximum Fix Time shall be deemed to apply to any other types of Failure.

6	Escalation Matrix

Service Desk	Severity I Immediate	Severity II Immediate	Severity HI Immediate	Severity IV Immediate
Level I	Immediate	8 hours	24 hours	5 days
Level II	4 hours	24 hours	2 days	2 weeks
Level III	8 hours	2 days	3 days	nla

7	Contact Details and Escalation Paths

	Technical	Commercial
Level I	Client Services Manager	Account Manager
Level II	VP Operations	VP Account Management
Level III	CTO	VP Sales & Marketing

The above matrix is followed internally by Mobile Messenger. If the Customer wishes to escalate, the Customer must inform the Service Desk or Account Manager who will escalate to the relevant person.

8	Conditions for Throughput and Latency

Throughput and Latency targets (whether specified in this SLA or any Addendum):

1.1	are conditional upon the Customer sending and receiving messages at the relevant rate;

I2	for MO Premium and MO non-Premium services, are conditional upon the relevant Network Operator(s) sending messages to Mobile Messenger at the relevant rate;

1.3
for non-Premium MT SMS services to non-GSM networks and MT Premium Rate Messages to any network, Throughput is conditional upon the relevant Network Operator(s) being able to receive messages from Mobile Messenger at this rate;

1.4	refer to the aggregate Throughput for all Services which are the subject of a specific Addendum;

1.5	are subject to such conditions as are applied under this SLA; and

1.6	apply discretely to the Services which are the subject of any given Addendum, and are independent of Throughput and Latency targets for the Services which are the subject of any other Addendum.

9	Non-PSMS MO messages

1.2
Mobile Messenger will work with Network Operators with the object of arranging for sufficient capacity in the Network Operator Mobile Networks to meet any agreed MO traffic and message throughput forecasts.

1.3
If so requested by Mobile Messenger in respect of MO applications expected by either the Customer or Mobile Messenger to exceed 10 messages per second, such forecast will be derived from a capacity model provided by Customer and agreed in writing by Mobile Messenger. At the Customer's request, Mobile Messenger will assist in development of such capacity model. If changes to an existing capacity model and/or forecast are agreed between Mobile Messenger and the Customer, then Mobile Messenger will work with Network Operators to implement the changes which are required as a result as soon as is reasonably practicable.

1.4	Mobile Messenger will use reasonable endeavours to work with Network Operators with the objective of fixing any problems encountered in the receipt of messages by the Platform.

1.5	Mobile Messenger will use reasonable endeavours to ensure that there is sufficient network capacity for the Platform to receive messages at a Throughput defined in the relevant Service Addendum.

1.6	Mobile Messenger will use reasonable endeavours to ensure that the Platform makes the Allocated Number(s) available for receipt of messages from the Network Operators.

10	Maintenance

1.3	Mobile Messenger may require short periods of unavailability of Services for maintenance reasons and in order to implement changes and upgrades.

1.4
Mobile Messenger will use reasonable endeavours to perform maintenance which requires the unavailability of the Services, or which is reasonably likely to have an adverse effect upon the Services between the hours of:

(a)  02:00 to 04:00 UK Time on Wednesdays for Services which are provided from the UK; and

(b)  01.00 to 03.00 California Time on Wednesdays for Services which are provided from the USA.

1.5
In the case of un-planned maintenance Mobile Messenger shall provide 24 hours notice whenever reasonably practicable, and in the case of emergency maintenance Mobile Messenger shall provide as much advance notice to Customer as is reasonably practicable.

1.6	Mobile Messenger will use reasonable endeavours to give the Customer:

(a)  at least 2 weeks advanced notice of any changes to the Services which will require the Customer to make modifications in how it connects to the Platform; and

(b) advance notice of planned maintenance on Network Operator Mobile Networks, the Customer acknowledging that the provision of such notice is conditional upon Mobile Messenger itself being provided with notice from the relevant Network Operator(s).

1.7	Mobile Messenger shall use its reasonable endeavours to conduct maintenance under this paragraph so as to minimize adverse impact on customers.

11	Service Reviews

For Premier Service Customers, Mobile Messenger account manager and Customer will have monthly service reviews at dates mutually agreed between the parties. Services reviews will cover:

1.5	review of open tickets and tickets opened or closed since last meeting;

1.6	review of reports;

1.7	review of new implementations in the pipeline; and

1.8	any other items which need to be discussed

12	Termination conditions

The following shall constitute events giving rise to a right of the Customer to terminate a specific Service Addendum and the Services provided thereunder under Clause 12.3(b) of the Terms and Conditions by 30 days' notice in writing to Mobile Messenger given during the 30 day period following the end of a calendar month during which:

1.3	more than 3 Severity 1 Failures are properly reported by the Customer; and

1.4	more than 5 Severity II Failures are properly reported which adversely affect at least 25% of the Customer's messages sent under the relevant Services.

SCHEDULE 2

PREMIUM SMS TERMS AND CONDITIONS

1	Definitions

12.1
"Customer Care Form" means a document in the form notified to the Customer by Mobile Messenger from time to time that details information that the Network Operators' customer care departments need to respond adequately to End-users who call in with complaints or queries about the Services.

12.2	"MO Premium Rate Message" means an SMS text message sent by an End-user to an Allocated Number.

123	"MT Premium Rate Message" means a mobile-terminating premium rate SMS message sent by Customer through the Platform to an End-user in response to a Service Request.

12.4
"Multiple Request" means a request from an End-user (capable of Validation as originating from such End-user) to Customer or to Mobile Messenger to prompt a certain (or indefmite) number of MT Premium Rate Messages to be sent to such End-user's mobile phone at predetermined intervals, or upon the occurrence of predetermined events.

12.5	"Permitted Premium Rate Services" means the provision of such Premium Rate Messages as are:

(a)	specified on an Mobile Messenger Customer Care Form which has been submitted to, and approved by, Mobile Messenger, for the relevant Addendum; or

(b)   notified in writing by Customer to Mobile Messenger and approved in writing by Mobile Messenger, in each case, such approval not to be unreasonably withheld.

12.6	"Service Request" means a Single Request or a Multiple Request.

12.7
"Single Request" means a request from an End-user (capable of Validation as originating from such End-user) to Customer or to Mobile Messenger to prompt a single MT Premium Rate Message to be sent to such End-user's mobile phone.

1.16
"Validation" means a process (acceptable to Mobile Messenger in accordance with Paragraph 12.10 below) by which Customer can prove that a Service Request originated from the End-user to whom the relevant MT Premium Rate Message was sent.

Customer Commitments

Customer accepts full responsibility for obtaining permission from End-users to send MT Premium Rate Messages to them and charge them money for receiving such messages using the Service Including responsibility for any Network Operator or Regulator-imposed fines that may result from non-compliance with this or other conditions.

3	Matters relating to the sending of MT Premium Rate Messages

12.7	Customer shall be entitled to provide Permitted Premium Rate Services to End-users provided that:

(a)	an appropriate Service Request shall first have been received from such End-user;

(b)	an End-user shall be sent not more than one MT Premium Rate Message in response to a Single Request;

(c)	no more MT Premium Rate Messages shall be sent to an End-user in response to a Multiple Request than such End-user shall have requested via such Multiple Request; and

(d)
regardless of the number of Service Requests made, the total number of MT Premium Rate Messages sent to a single End-user in any one day in respect of a particular Service or via a particular Allocated Number shall be no more than the number that would cost such End-user the relevant amount specified in the Addendum, provided that if no amount is specified in the Addendum, then the relevant amount shall be deemed to be $25.

12.8	Customer shall not provide any Premium Rate Message services to End-users which are not Permitted Premium Rate Services.

12.9	Customer:

(c)
shall be responsible for retaining (for a minimum of 3 months after the last MT Premium Rate Message was sent to any given End-user) evidence that each MT Premium Rate Message sent to that End-user was sent in response to a Service Request that had been subject to proper Validation; and

(d)	hereby agrees that, upon written request giving 5 days notice, Mobile Messenger shall have the right to inspect the evidence referred to at (a) above.

12.10
Methods of Validation which are acceptable to Mobile Messenger shall be stipulated in writing to Customer from time to time. In the event that Customer wishes to use any other method, it shall first obtain the prior written approval of Mobile Messenger (which approval Mobile Messenger shall not unreasonably withhold), absent which such method shall be deemed invalid for the purposes of this Paragraph. Current methods of Validation must Include either:

(d)  a requirement on the End-user to communicate his Service Request to Mobile Messenger or to Customer using his mobile phone in such a way that his MSIDN (End-User mobile phone number) is capable of being captured and stored by Mobile Messenger or by Customer; or

(e)
the delivery (free of charge to the End-user) to the End-user's mobile phone of a unique identifying code relating to the Service allowing such End-user to make his Service Request other than via his mobile phone.

12.11	Customer shall ensure:

(a)
that before they make a Service Request or send a MO Premium Rate Message, End-users have been made aware of the identity of Customer as the supplier of the Services (details to Include a contact address in the country in which the MO Premium Rate Message is sent);

(b)	that before they make a Service Request or send a MO Premium Rate Message, End-users have an adequate description of the Services;

(a)  that before they make a Service Request or send a MO Premium Rate Message, End-users have been made aware of (i) the cost of the Service Request or MO Premium Rate Message, (ii) the cost of the relevant MT Premium Rate Messages, (iii) the frequency and number (unless this is indefinite - in which case this fact shall be made clear) of MT Premium Rate Messages that will be received in response to a Multiple Request and (iv) their rights to cancel described in Paragraph 12.10(e);

(d)
that before they make a Service Request or send a MO Premium Rate Message, End-users have been made aware of the arrangements for payment (Le. that charges will be made via the End-user's mobile phone bill, or deducted from the End-user's mobile phone credit (as appropriate));

(e)
that after they make a Multiple Request, End-users have the right and the capability at any time to cancel such Multiple Request with immediate effect following which cancellation any communication (Including but not limited to SMS) sent by Customer to the End-user shall be free of charge to the End-user, and that such cancellation capability is available to the End-user in the same format (i.e. either via the internet or SMS) as he originally made the Multiple Request;

(t)   that before they make a Service Request or send a MO Premium Rate Message, End-users are aware of contact details for customer care run by Customer, and that if they have a complaint relating to the Services they should contact Customer and not Mobile Messenger.

1.17
Breach of any part of this Paragraph 3 by Customer will entitle Mobile Messenger to suspend immediately all Services run by Customer under these Terms and Conditions until such time as it is satisfied, acting reasonably, that such breach will not be repeated in the future.

4	Revenue Share Payments

12.10	In the event a Network Operator is unable to collect funds from an End-user, no payment will be due to the Customer for that End-user.

12.11
Calculation of Revenue Share Payments shall be made with reference to Network Operator billing information and accordingly in the event of any dispute, Network Operator billing information shall be conclusive.

12.12
For shared Allocated Number services, Revenue Share Payments from Network Operators will be prorated across all users of the Allocated Number based on message volumes, in order to calculate the sum due to the Customer.

12.13	Any SMS delivery costs or other charges made to Mobile Messenger by the Network Operator in the event of non-collection of funds from an End-user will be deducted from payments due to the Customer.

5	End-user support

12.10
Customer's right to launch a new Premium Rate Service is conditional upon Customer first completing and returning electronically to Mobile Messenger (to such email or other address as Mobile Messenger may specify for this purpose) a Customer Care Form which satisfies the relevant mobile Network Operators that the Services will be run in accordance with the terms of the Terms and Conditions. At its discretion, Mobile Messenger may require tests to be run on a new Premium Rate Service before deciding whether or not it can go live. Customer shall continue to be obliged to keep Mobile Messenger informed (promptly) of any changes to the details on the Customer Care Form throughout the term of the Terms and Conditions.

12.11
Customer shall be responsible for ensuring that adequate support (for instance, the provision of a telephone support help line relevant to the Services to be operational during business hours) is provided for all End-users in relation to the Services and shall be required to inform End-users of any related routes of contact in relation to the Services.

1.18
Customer accepts all responsibility and liability for any payments made to End-users in compensation for Premium Rate Message that are not solicited (that is, not properly sent in accordance with the Terms and Conditions) or sent after an End-user has exercised the right to cancel described in Paragraph 12.10(e). This liability extends to any ex-gratia payment made by the Network Operator where a failure by Customer to respect cancellation by an End-user has occurred. In connection herewith:

(e)	Mobile Messenger shall be entitled to pass on to Customer and Customer hereby agrees to pay any such ex-gratia payments made by Network Operators to End-users ;

(a)
in relation to any individual ex-gratia payment to an End-User in excess of $25.00US (Including applicable taxes) in respect of each Allocated Number each day, Mobile Messenger shall (i) inform the Customer thereof, and (ii) allow the Customer an opportunity to make representations to Mobile Messenger as to the amount of such payments. Mobile Messenger will take note of such representations, notwithstanding which (and provided that) the Customer hereby acknowledges that Mobile Messenger will be entitled to make such payment as is required by the relevant Network Operator, and to recover the amount of such payment from the Customer pursuant to paragraph ( ) above;

(b)
where aggregate ex-gratia payments to End-Users in any month exceed $3,500.00 US (Including applicable taxes) in relation to any individual Service or Allocated Number, then Mobile Messenger shall (i) inform the Customer thereof, and (ii) allow the Customer an opportunity to make representations to Mobile Messenger as to the amount of such payments. Mobile Messenger will take note of such representations, notwithstanding which (and provided that) the Customer hereby acknowledges that Mobile Messenger will be entitled to make such payment as is required by the relevant Network Operator, and to recover the amount of such payment from the Customer pursuant to paragraph (e) above;

(h) Mobile Messenger shall Include an invoice for any such payments as part of the billing information provided to Customer.

12.13
Customer agrees promptly to reimburse Mobile Messenger for any charges levied by Network Operators for actions undertaken in relation to the Customer or any End-Users (such as, without limitation, charges for calls made to call-centres by End-Users). Mobile Messenger shall Include an invoice for any such payments as part of the billing information provided to Customer.

12.14
Where an End-user is entitled to any refund in respect of Premium Rate Services or MT Premium Rate Messages, Customer shall be obliged to refund such End-user the amount that such End-user paid for such Services or MT Premium Rate Messages, and not just the relevant Revenue Share Payment received by Customer. This provision shall be enforceable by Mobile Messenger on behalf of End-users.

6	Association of Set-Vices with Mobile Messenger

12.13
Customer must ensure that the Services are of a quality and kind likely that is not likely to bring Mobile Messenger or the Network Operators into disrepute. Whether or not the Services comply with this Paragraph shall be a matter to be determined by Mobile Messenger in its sole discretion.

12.14
Customer must not state or imply any approval by Mobile Messenger or the Network Operator of the Services or refer to Mobile Messenger without the express and prior approval in writing of Mobile Messenger. Notwithstanding the foregoing, Customer is entitled to refer to Mobile Messenger or the relevant Network Operator and its services to the extent necessary in order to inform End-users or potential End-users about the Services and their use and in order to fulfill its obligations under these Terms and Conditions, applicable laws andlor regulations.

7	Network issues

12.13
The Customer shall consult with Mobile Messenger (at Mobile Messenger's request) with a view to ensuring that the number of attempted Service Requests (via SMS) and Premium Rate Messages at any time does not significantly exceed Mobile Messenger's capacity or the relevant Network Operator's SMS capacity.

12.14
In the event that (a) such capacity is exceeded, or (b) Mobile Messenger believes, acting reasonably, that such capacity is likely to be exceeded, then upon receipt of any notice thereof given by Mobile Messenger to the Customer, the Customer shall promptly take all reasonable steps to prevent such excess.

1.19
The Customer acknowledges that if Mobile Messenger is unable to contact Customer for the purposes stated in Paragraph 12.14 or the Customer fails promptly to prevent such excess, Mobile Messenger shall be entitled to take whatever action it deems appropriate to prevent such excess, Including temporarily suspending the availability of the Services to End-users, as provided in Paragraph 1.20.

12.16	The Customer shall give to Mobile Messenger at least 14 days' written notice before advertising any of the Services on television, whether by terrestrial, cable, satellite or otherwise.

1.20
Without prejudice to Mobile Messenger's other rights under these Terms and Conditions, any breach of Paragraph 12.14 by the Customer, and in any event any exceeding of Mobile Messenger's or the relevant Network Operator's SMS capacity, will entitle Mobile Messenger to suspend all Services under these Terms and Conditions immediately, and to keep them suspended until such time as it is satisfied, acting reasonably, that such breach or excess will not be repeated in the future.

US MT BILLED PREMIUM SMS SERVICE ADDENDUM

Addendum Number: 28 April 2005

To a Master Services Agreement dated 19th April 2005 between Mobile Messenger and New Motion Inc

1	Service type: US MT Billed Premium SMS and Trivia Application

2
Term for Service: Minimum period of 12 months from the Commencement Date (Initial Term), continuing for a twelve [12] month period with automatic renewals of twelve [12] months (Renewal Period). Either party may with ninety [90] days written notice terminate the contract at the end of the Initial Term or then current Renewal Period.

3	Service Specifications:

(a) Type: Unique Short code(s). 31000

(b) End-user Prices & Short code(s):
[Insert Unique Short Code and applicable tariff]

Short Code	Tariff
31000	$0.99

(c) Network Operators available: AT&T, Cingular, T-Mobile and Verizon, Sprint, and Nextel. (d)Adult content: No. See Exhibit 1, Content Standards.

(e) Service Interface: Select below:

Interface Type
Java API
SMPP
Redhot XML
HTTP
MM Supplied Application	X

(f) Throughput: 2 messageslsecond (g) Latency: 30 seconds

4	Pricing:

(a) Account setup fee: $1,000

(b)Account support fee: $500

(c)Non premium MT messages: $0.035 per message

(d) Trivia Application No Charge ( The Txt Trivia Engine is provided at no additional charge)

(e) Development work for Txt Trivia Customisation.

(i)	Hourly Rate : $80 per hour

(ii)	All Development work will be conducted with approval and sign off. Work to be estimated prior to approval.

5	Short code pricing:

5.1	Set Up Cost: $2000 (The code is already provisioned)

5.2	Monthly Fee: $1000

6	Initial Payment:

Account setup fee(s), Carrier short code setup fee(s) and first month's Account support fee are due upon signature of this Addendum.

7	Premium SMS Out Payments

7.1	Out payments from Mobile Messenger to Customer:

Tariff  $0.99

Mobile Messenger agrees to pay-out to New Motion Inc the exact amount paid per carrier per shortcode as from Mobile Messenger's direct supplier less the following service amounts as per the table below:

Messages Per Month	Fee Per message	Plus
1 - 500,000	3 cents	$0
501,000 — 1,000,000	2 cents	$15,000 (includes 500,000 messages)
1,000,001 — 2,000,000	1.5 cents	$25,000 (includes 1,000,000 messages)
2,000,001 and above	1 cent	$40,000 (includes 2,000,000 messages)

7.2	T-Mobile Ringtone includes non ringtone binaries.

7.3
Volumes specified in each of the tables at Paragraph 7.1 above are references to numbers of messages sent on that specific Network Operator's US mobile network under this Service Addendum in any given month.

7.4	All MO messages sent to Short codes will be charged to End-users at their standard rate. There is no out payment for these messages.

7.5	Out payments to the Client shall be paid as follows:-

(a)   Mobile Messenger will notify Client monthly in writing of the out payments due to the Client, as calculated in accordance with Paragraph 7.1 above, based on reports from Network Operators;

(b)  Client shall invoice Mobile Messenger for the amounts of the out payments which are thus notified by Mobile Messenger; and

(c)  Mobile Messenger will make payment to the Client of the relevant out payment amounts, subject to the Terms and Conditions, 14 days after receiving payment from the relevant Network Operators for the Premium Rate Messages in respect of which the out payments are payable.

8	Additional Terms and Conditions

8.1
"Permitted Premium Rate Services" includes the provision of those Premium Rate Messages described on an Mobile Messenger Client Care Form submitted by Client and approved by Mobile Messenger, such approval not to be unreasonably withheld.

8.2	Client agrees to abide by all applicable terms and conditions of Network Operators as notified in writing by Mobile Messenger from time to time.

8.3
End-users of Verizon are be charged $0.02 per received MT message (whether premium or non-premium), and Client will notify End-users of this in accordance with Paragraph 3.5(c) of Schedule 2, Premium SMS Terms and Conditions, of the Master Service Agreement.

8.4	Monthly recurring Account Service charge is invoiced on the first of each month beginning the first month from the date of first carrier activation.

8.5
Mobile Messenger may add service through additional carriers in its sole discretion from time to time. Client will be notified of message rates for such additional carriers by rate card. However, in its sole discretion, Mobile Messenger may require Client to pay the actual set-up fees attributable to Client's services which Mobile Messenger is charged by such additional carrier(s).

8.6
Each service order form entered in connection with this Addendum is part of this Addendum and is incorporated herein by reference. In the event of a conflict between this Addendum and a service order form, the terms of this Addendum shall control.

9	Test code 28444 ($0.30 tariff) Terms and Conditions

9.1	Upon Client request, Mobile Messenger will provide Client with a shared test code with an associated Keyword.

9.2	Mobile Messenger will provide Client with one Keyword. Keyword will be chosen by Mobile Messenger.

9.3	The test code will be available to Client until live short code is setup on at least one carrier.

9.4	The tariff on test code 28444 is $0.30. No out payments are made by Mobile Messenger to Client for traffic generated on test short code.

9.5	Non-premium MT messages will be charged in accordance with Paragraph 4.

Mobile Messenger'ty-Ltd" New Motion Inc

By:	By:
/s/ Scott Walker

Signature and Date _______________	Signature and Date _______________

Scott Walker CEO
Printed Name and Title	Printed Name and Title

Exhibit 1 Content Standards

Operators reserve the right to prohibit any content they deem to be offensive or in violation of their standards. Adult text content of any sort is not allowed by US Operators. This includes use of sexually explicit or implicit terms about activities, profanities, slang for body parts, states of arousal, or sexual desires and intent.

Images prohibition includes anything sexual in nature. "Swimsuit" type images may be approved, any nudity, sexual posing or implications will be rejected.

Operator Specific Prohibition Requirements:

Verizon Wireless -:

Alcoholic beverage-related (i.e., beer, wine, liquor, etc.) Tobacco-related (cigarettes, cigars, pipes, chewing tobacco, etc.)

Gunslweapons-related (firearms, bullets, etc.) Illegal drugs-related (marijuana, cocaine, etc.) Pornographic-related (i.e., adult themes, sexual content, etc.)

Crime-related (i.e., organized crime, notorious characters, etc.)

Violence-related (i.e. certain games, etc.) Death-related (i.e., funeral homes, mortuaries, etc.) Gambling-related (i.e., casinos, lotteries, etc.) Hate-related (i.e., racist organizations, etc.)

Involves unauthorized or unapproved use of Verizon Wireless' intellectual property

Involves a copy or parody of current or past Verizon Wireless products or services

Competitor-related (i.e., providers of telecommunications services other than Verizon Wireless or its Affiliates, providers of comparison shopping for telecommunications services, etc.)

related (i.e., racist organizations, etc.)

Involves a copy or parody of current or past Verizon Wireless products or services

Involves an implied affiliation, association or endorsement by, or favored status with, Verizon Wireless.

AT&T - Harassing, defamatory, libellous, abusive, threatening, obscene, coercive or objectionable are not allowed.

Cingular - Customer is responsible to ensure messages do not constitute Unsuitable Content. Cingular or its affiliated agent may review all Customer Content prior to its delivery to its delivery to Subscribers. Cingular may reject any Customer Content in its sole discretion.

T-Mobile -
1.  Company and Third Party Providers will not send any Messages via the T-Mobile Network that include characters other than those included in the then-current T-Mobile SMPP character set.

2.  Company and Third Party Providers are responsible for all Content and materials included in the Services and any and all Messages distributed in connection therewith, and Company and Third Party Providers will ensure that all such Content and materials do not and will not contain any material that:

(a)  is unlawful, obscene, or defamatory or violates any Intellectual Property Rights or any other rights of any third party;

(b)  facilitates any illegal activity;

(c)  contains any sexually explicit content or images;

(d)  is false, misleading, or likely to mislead or deceive (including, without limitation, information relating to the source or the author of the message); or

(e)  promotes violence, discrimination, or illegal activities.